EXHIBIT 99.1

Okena, Inc. 1999 Stock Option and Grant Plan, Amended and Restated as of August 29, 2001

OKENA, INC.

1999 Stock Option and Grant Plan

Amended and Restated as of August 29, 2001

SECTION 1.    GENERAL PURPOSE OF THE PLAN, DEFINITIONS

The name of the plan is the Okena, Inc. Amended and Restated 1999 Stock Option and Grant Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, directors, consultants and other key persons of Okena, Inc., a Delaware corporation (the “Company”), upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, or any combination of the foregoing.

“Board” means the Board of Directors of the Company.

“Cause” means a vote of the Board of Directors of the Company or the successor entity, as the case may be, resolving that an awardee should be dismissed as a result of (i) any material breach by the awardee of any agreement to which the awardee and the Company are parties (including, without limitation, non-competition agreements), (ii) any tortious or criminal act (other than termination of employment) or omission to act by the awardee which would reasonably be likely to have a material adverse effect on the business of the Company or its subsidiaries or successor entity, as the case may be, or on the awardee’s ability to perform services for the Company or its subsidiaries or successor entity, or (iii) any material misconduct, violation of the Company’s policies, or willful and deliberate non-performance of duties by the awardee in connection with the business or affairs of the Company or its subsidiaries or successor entity, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” has the meaning specified in Section 2.

“Disability” has the meaning specified in Code Section 22(e)(3).

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee; provided, however, that (i) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) if the Stock is admitted to trading on a national securities exchange or the NASDAQ National Market System, the Fair Market Value on any date shall not be less than the last reported closing price for the Stock on such exchange or system; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on NASDAQ or trading on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act, other than on Forms S-4 or S-8 or their then equivalents, covering the offer and sale by the Company of its Stock.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Outside Director” means a member of the Board who is not also an employee or officer of the Company or any Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Award, each of the corporations other than the Company owns stock or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Restricted Stock Award” means Awards granted pursuant to Section 6.

“Service Relationship” means any relationship as an employee, part-time employee, director or consultant of the Company or any Subsidiary of the Company such that, for example, a Service Relationship shall be deemed to continue without interruption in the event an Awardee’s status changes from full-time employee to part-time employee, director or consultant.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock or other interests possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Unrestricted Stock Award” means any Award granted pursuant to Section 7.

SECTION 2.    ADMINISTRATION OF PLAN: COMMITTEE AUTHORITY TO SELECT

                        PARTICIPANTS AND DETERMINE AWARDS

(a)    Administration of Plan.  The Plan shall be administered by the Board, or at the discretion of the Board, by a committee or committees of the Board, comprised, except as contemplated by Section 2(c), of not less than two Outside Directors. All references herein to the Committee shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee or committees of the Board, as applicable).

(b)    Powers of Committee.  The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the officers, employees, directors, consultants, advisers and key persons of the Company and its Subsidiaries to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, or any combination of the foregoing, granted to any one or more participants;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)    to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;

(vii)    subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(viii)    to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

(ix)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

(c)    Delegation of Authority to Grant Awards.  The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to the granting of Awards at Fair Market Value to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code, and in the event of such delegation such Chief Executive Officer shall be deemed a one-person Committee of the Board. Any such delegation by the Committee shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN: MERGERS: SUBSTITUTION

(a)    Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,234,411 shares of Common Stock subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury. Notwithstanding the foregoing, at any time that the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of shares of Stock issuable upon the exercise of all outstanding Awards (together with options, restricted stock or unrestricted stock outstanding under any other stock option plan of the Company) and the total number of shares of Stock provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

(b)    Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iii) the exercise price and/or exchange price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options ) as to which such Stock Options remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

The Committee may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the participant, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)    Mergers and Other Sale Events.  Upon the effectiveness of (i) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or Parent or Subsidiary of the Company) as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) the sale of all of the Stock of the Company to an unrelated person or entity, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof (in each case, a “Sale Event”), one-third (1/3) of the shares of Stock subject to any outstanding Awards held by an awardee, to the extent not vested, shall, subject to and conditioned upon the effectiveness of the Sale Event, become vested fifteen (15) days prior to the anticipated effective date of the Sale Event as determined by the Committee, except with respect to specific Awards as the Committee otherwise determines at the time of grant, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) above. Further, unless provision is made in connection with the Sale Event for the assumption of all outstanding Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof (the “Assumption”), the Plan and all such Awards shall terminate upon the effectiveness of the Sale Event. In the event of such termination, each optionee shall be permitted to exercise for a period of at least fifteen (15) days prior to the anticipated effective date of such Sale Event all outstanding Options held by such optionee which are then vested and exercisable (after giving effect to the acceleration of vesting provided for in this Section 3(c)), provided, however, that (i) the exercise of the portion of such Options that became vested and exercisable pursuant to the acceleration provision of Section 3(c) if any, shall be subject to and conditioned upon the effectiveness of the Sale Event; and (ii) the optionee may, but will not be required to, condition the exercise of any portion of an Option not described in (i) above upon the effectiveness of the Sale Event. In addition, if there is an Assumption, the unvested portion of any outstanding Options shall continue to vest in accordance with the vesting schedule set forth in the applicable Option agreement in the same proportions and on the same dates as the Option would have vested had there been no acceleration of vesting (e.g., if 6.25% of the original Option shares would have vested on a specified date, then 6.25% of the original Option shares, less the number of Option shares that accelerate in connection with the Sale Event, shall vest on such specified date.)

(d)    Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, any outstanding Awards issued under the Plan shall be terminated if not exercised prior to such event.

(e)    Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other option holders of another corporation in connection with a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

Participants in the Plan will be such full or part-time officers, employees, directors, consultants and other key persons of the Company and its Subsidiaries who are responsible for, or contribute to, the management, growth or profitability of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 5.    STOCK OPTIONS

Any Stock Option granted under the Plan shall be pursuant to a Stock Option Agreement which shall be in such form as the Committee may from time to time approve. Option Agreements need not be identical.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after the date which is ten (10) years from the date the Plan is approved by Board.

(a)    Terms of Stock Options.  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the participant’s election, subject to such terms and conditions as the Committee may establish, as well as in addition to other compensation.

(i)    Exercise Price.  The exercise price per share for the Stock covered by a Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100 percent (100%) of the Fair Market Value on the date of grant in the case of Incentive Stock Options. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or Subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent (110%) of the Fair Market Value on the grant date.

(ii)    Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or Subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five (5) years from the date of grant.

(iii)    Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)    Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Award agreement:

(A)    In cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares;

(B)    If permitted by the Committee, through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)    If permitted by the Committee, by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or

(D)    By the optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his or her Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note.

Payment instruments will be received subject to collection. No certificates for Option Shares so purchased will be issued to optionee until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, including without limitation (i) receipt of a representation from the optionee at the time of exercise of the Option that the optionee is purchasing the Option Shares for the optionee’s own account and not with a view to any sale or distribution thereof, (ii) the legending of any certificate representing the shares to evidence the foregoing representations and restrictions, and (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

(b)    Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(c)    Non-transferability of Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer, without consideration for the transfer, his or her Non-Qualified Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, or to limited liability companies in which such family members are the only members, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(d)    Termination.  Unless otherwise provided in the option agreement or determined by the Committee, upon the optionee’s termination for Cause of his Service Relationship with the Company and its Subsidiaries, the optionee’s rights in his or her Stock Options shall automatically terminate upon the effective date of such termination.

SECTION 6.    RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards.  A Restricted Stock Award is an Award pursuant to which the Company may, in its sole discretion, grant or sell, at par value or such other higher purchase price determined by the Committee, in its sole discretion, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”), which purchase price shall be payable in cash or by promissory note (recourse or partially recourse to the optionee) acceptable to the Committee. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the participant executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and participants.

(b)    Rights as a Stockholder.  Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below, and the participant shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)    Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates under the conditions specified in the relevant instrument relating to the Award, or upon such other event or events as may be stated in the instrument evidencing the Award, the Company or its assigns shall have the right or shall agree, as may be specified in the relevant instrument, to repurchase some or all of the shares of Stock subject to the Award at such purchase price as is set forth in such instrument.

(d)    Vesting of Restricted Stock.  The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award.

(e)    Waiver, Deferral and Reinvestment of Dividends.  The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 7.    UNRESTRICTED STOCK AWARDS

(a)    Grant or Sale of Unrestricted Stock.  The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any participant, pursuant to which such participant may receive shares of Stock free of any vesting restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

(b)    Elections to Receive Unrestricted Stock In Lieu of Compensation.  Upon the request of a participant and with the consent of the Committee, each such participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such participant in the form of shares of Unrestricted Stock either currently or on a deferred basis.

(c)    Restrictions on Transfers.  The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 8.    TAX WITHHOLDING

(a)    Payment by Participant.  Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, foreign, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b)    Payment in Stock.  Subject to approval by the Committee, a participant may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 9.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 10.    AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan), but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Committee to be required by the Act to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders who are eligible to vote at a meeting of stockholders. Nothing in this Section 10 shall limit the Board’s or Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 11.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 12.    GENERAL PROVISIONS

(a)    No Distribution: Compliance with Legal Requirements.  The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)    Delivery of Stock Certificates.  Stock certificates to participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c)    Other Compensation Arrangements: No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)    Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such Company’s insider-trading-policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(e)    Loans to Award Recipients.  The Company shall have the authority to make loans to recipients of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(f)    Addendum A: California Grantees.  Addendum A attached hereto shall be incorporated by reference in its entirety and shall only be applicable to the grant of Awards under the Plan to grantees who are located in and providing services to the Company or one of its Subsidiaries in the State of California.

SECTION 13.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent in accordance with applicable law. Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 14.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by the laws of The Commonwealth of Massachusetts, applied without regard to conflict of law principles thereof.

Addendum A to the

OKENA, INC.

Amended and Restated 1999 Stock Option and Grant Plan

(California Participants)

Notwithstanding anything stated to the contrary in the Okena, Inc. Amended and Restated 1999 Stock Option and Grant Plan (the “Plan”), this Addendum to the Plan shall apply for purposes of all Awards granted under the Plan to full or part-time officers, employees, directors consultants and other key persons located in and providing services to the Company (or its Subsidiary) in California until such time as the Stock becomes subject to the reporting requirements of Section 13 or 15(d) of the Act. All capitalized terms, to the extent not defined herein, shall have the meanings set forth in the Plan.

1.    Exercise Price.  The exercise price per share for the Stock covered by a Stock Option shall be determined by the Committee at the time of grant, provided that, if the Option is: (i) a Non-Qualified Stock Option, the exercise price may be no less than eighty-five percent (85%) of the Fair Market Value of a share of Stock on the date the Option is granted; (ii) an Incentive Stock Option, the exercise price may be no less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date the Option is granted, or (iii) granted to a person who owns or is deemed to own more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any parent or Subsidiary corporation (a “10% Owner Optionee”) (whether an Incentive Stock Option or a Non-Qualified Stock Option), the exercise price may be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Non-Qualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another stock option in a manner qualifying under the provisions of Section 424(a) of the Code.

2.    Purchase Price.  The purchase price for any shares of Stock purchased pursuant to a Restricted Stock Award or Unrestricted Stock Award shall be at least eighty-five percent (85%) of the Fair Market Value of the Stock at the time the participant is granted such Restricted Stock Award or Unrestricted Stock Award, or at the time the purchase is consummated. Notwithstanding the foregoing, if the Restricted Stock Award or Unrestricted Stock Award is granted to a 10% Owner Optionee the purchase price shall be one hundred percent (100%) of the Fair Market Value of the Stock at the time the participant is granted such Award or at the time the purchase is consummated.

3.    Exercisability and Option Term.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee and set forth in the Option agreement evidencing such Option; provided, however that, with the exception of Options granted to officers, directors, or consultants of the Company or its Subsidiary, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the date of grant of such Option, subject to the grantee’s continued employment or involvement with the Company or its Subsidiary. Notwithstanding the foregoing, no Option shall be exercisable on or after the tenth (10th) anniversary of the date of grant of such Option or, in the case of a 10% Owner Optionee who is granted an Incentive Stock Option, such Incentive Stock Option shall not be exercisable on or after the fifth (5th) anniversary of the date of grant.

4.    Termination of Service Relationship.  In the event that a grantee’s Service Relationship terminates, such grantee may thereafter exercise their Stock Option, to the extent that it was vested and exercisable on the date of such termination, until the date specified below. Any portion of the Option that is not exercisable on the date of termination of such Service Relationship shall immediately expire and be null and void.

Once any portion of the Option becomes vested and exercisable, the grantee’s right to exercise such Option (or the grantee’s representatives and legatees as applicable) in the event of a termination of the grantee’s Service Relationship shall continue until the earliest of (i) the date which is (A) six (6) months (or such longer period of time as determined by the Committee and set forth in the applicable Option agreement) following the date on which the grantee’s Service Relationship terminates due to death or Disability or (B) thirty (30) days (or such longer period of time as determined by the Committee and set forth in the applicable Option agreement) following the date on which the grantee’s Service Relationship terminates if the termination is due to any other reason, or (ii) the Expiration Date set forth in the applicable Option agreement; provided however, that notwithstanding the foregoing, an Option agreement may provide that if the grantee’s Service Relationship is terminated for Cause, the Option shall terminate immediately and be null and void upon the date of the grantee’s termination and shall not thereafter be exercisable.

“Disability” shall mean the inability of the grantee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the grantee’s position with the Company or its Subsidiary because of the sickness or injury of the grantee.

5.    Nontransferability of Options.  No Stock Option shall be transferable by the grantee otherwise than by will or the laws of descent and distribution, or by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor); provided, that, an Option agreement may provide that a Non-Qualified Stock Option is transferable or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e). Further, all Stock Options shall be exercisable, during the grantee’s lifetime, only by the grantee, or the grantee’s legal representative or guardian in the event of the grantee’s incapacity.

6.    Provision of Information.  At least annually, each grantee shall receive a copy of the Company’s balance sheet and income statement for the just completed fiscal year. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information.

7.    Repurchase Rights/Right of First Refusal.  Shares of Stock issued pursuant to Awards may be subject to a right of first refusal, one or more repurchase rights, or other conditions and restrictions as determined by the Committee and set forth in the applicable Award agreement. The Company shall have the right to assign to any person at any time any repurchase right it may have, whether or not such right is then exercisable.

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a.    Repurchase Right.  Any repurchase right shall be at such purchase price as is set forth in the Award agreement; provided that (i) the right to repurchase at the original purchase price must lapse at a rate of at least twenty percent (20%) per year from the date of grant of the Award and must be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days of the termination of employment (or, if later, within ninety (90) days of the exercise of any Option); and (ii) the right to repurchase at no less than the Fair Market Value of the shares to be repurchased (measured as of the date of termination of employment), must be exercised for cash or cancellation of purchase money indebtedness for such shares within ninety (90) days of the termination of employment (or, if later, within ninety (90) days of the exercise of any Option), and the right to repurchase must terminate when the Company’s shares become publicly traded. Notwithstanding the foregoing, Awards held by officers, directors or consultants of the Company or its Subsidiary may be subject to additional or greater restrictions.

b.    Right of First Refusal.  Any right of first refusal must: (i) be triggered by an offer to purchase shares of Stock received pursuant to an Award from a bona fide third-party offeror where the grantee desires to sell the shares of Stock; (ii) require the Company to make its election to purchase the securities subject to such right of first refusal, if at all, by giving notice of such election no more than thirty (30) days after receipt of notice of such offer; and (iii) require the Company to purchase all, but not less than all, of the shares subject to such bona fide offer upon exercise of the right of first refusal (unless the grantee consents to sell fewer shares of Stock) on the same terms offered by the bona fide third-party offeror within sixty (60) days after receipt of the notice described above (unless a longer period is offered by the bona fide third party offeror).

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